SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549




                            FORM 8-K



                         CURRENT REPORT




                PURSUANT TO SECTION 13 OR 15 (d)
             OF THE SECURITIES EXCHANGE ACT OF 1934




Date of Report (date of earliest event reported):  March 15, 1994



                   ALUMINUM COMPANY OF AMERICA

     (Exact name of registrant as specified in its charter)



      PENNSYLVANIA                   1-3610          25-0317820

(State or other jurisdiction    (Commission File  (I.R.S. Employer
  of incorporation)                Number)           Identification No.)

     425 Sixth Avenue, Alcoa Building, Pittsburgh, PA  15219

     (Address of principal executives offices)    (Zip Code)


          Office of Investor Relations       412-553-3042
          Office of the Secretary            412-553-4707

       (Registrant's telephone number including area code)

Item 5.  Other Events.

The Registrant issued the following press release on March 15, 1994:

Alcoa  Begins Process To Close California Plant


          Pittsburgh, Pa., March 15, 1994 -- Alcoa is beginning an orderly shutdown of its plant at Vernon, CA, near Los Angeles.
The closure follows a vote Saturday March 12, by employees represented by Local 808 of the United Auto Workers to reject a proposal by the company to renegotiate the present labor agreement.

          The plant produces aluminum forgings and extrusions, principally for the aerospace industry, and has about 700 employees.

          Announcing the closing, Alcoa reported that the action will result in an after-tax charge of $50.0 million, or $0.56 a common share, against first quarter 1994 earnings.

          Alcoa said it had sought contract concessions to offset financial losses caused by declining levels of business and by competitors with lower total compensation costs. The company added that at meetings held last week before the vote, employees were told that a rejection to discuss the concessions would result in the shutdown of the plant.

          Customers are being notified of the closing, and Alcoa is studying the extent to which the plant's orders can be redirected to other company locations.


                           SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the following authorized officer.


                                   ALUMINUM COMPANY OF AMERICA


                                   By  /s/ Jan H. M. Hommen
Date  March 16, 1994                       Jan H. M. Hommen
                                   Executive Vice President and
                                   Chief Financial Officer
                                   (Principal Financial Officer)